Exhibit 99.1

electroCore Announces Second Quarter 2019 Financial Results

Sequential growth reported in paid months of therapy, prescribing physicians and prescriptions dispensed

Company to host conference call and webcast today, August 13, at 4:30pm ET

August 13, 2019 at 4:05 PM EST

BASKING RIDGE, N.J., August 13, 2019 — electroCore, Inc. (Nasdaq: ECOR), a commercial-stage bioelectronic medicine company, today announced second quarter 2019 financial results and provided an operational update.

Second Quarter 2019 and Recent Highlights

•	Net sales of approximately $623,000, a 52% increase as compared to the first quarter of 2019

•	1,023 paid months of therapy in the second quarter of 2019 as compared to 671 in the first quarter of 2019

•	2,451 prescribing physicians through the second quarter of 2019, up from 2,170 in first quarter of 2019

•	3,798 prescriptions dispensed in the second quarter of 2019 as compared to 2,993 in in the first quarter of 2019

•	Federal Supply Schedule continued to ramp, with 233 shipments to Veterans Affairs facilities in the second quarter as compared to 66 in the first quarter 2019; an additional 115 shipped in July

•	Established new revenue channel by signing distribution agreement with Doctor’s Medical LLC to expand patient access to gammaCore to patients with workers’ compensation injuries

•	510(k) premarket notification submission for migraine prevention accepted by FDA

“During the second quarter, we continued to see growth in many of our key metrics, including net sales, paid months of therapy, total prescribers and dispensed prescriptions,” said Frank Amato, Chief Executive Officer of electroCore. “Perhaps most notably, the shipments pursuant to our Federal Supply Schedule contract accelerated nicely, with 233 units shipped to VA facilities during the quarter, a significant increase from 66 in the prior quarter. And this momentum continued into the beginning of the third quarter, with 115 shipments in July.

“The comprehensive redeployment and cost reduction plan that we announced in May has made electroCore a more efficient organization capable of quickly reacting to changes in the rapidly evolving headache market. We believe our sharpened focus on our existing or near-term revenue generating opportunities is prudent while we continue to work to add the support of larger payers, which can take some time to bring across the finish line. We believe our non-invasive vagus nerve stimulation technology has applicability across a broad range of high-value indications, and we expect that we will be able to sustain or accelerate our current growth trajectory,” Mr. Amato concluded.

Migraine Prevention Label Expansion Update

In July 2019, the FDA accepted for review electroCore’s 510(k) premarket notification for a new indication for use of gammaCore for the prevention of migraine. Accordingly, the company continues to enroll subjects in the Premium 2 clinical trial to support the label expansion into migraine prevention, and to support the commercialization of gammaCore as a migraine prevention therapy should the indication receive FDA clearance. The company expects to receive the FDA’s decision by the end of 2019 and to complete enrollment in Premium 2 in the first half of 2020.

Second Quarter 2019 Financial Results

For the quarter ended June 30, 2019, electroCore reported net sales of approximately $623,000, as compared to approximately $410,000 in the first quarter of 2019. The increase in revenue reflects increased sales in the United States and the United Kingdom.

Total operating expenses for second quarter of 2019 were approximately $12.7 million, as compared to approximately $16.4 million for the second quarter of 2018. The decrease was due primarily to a reduction in SG&A expense, which declined to approximately $9.4 million in the second quarter 2019 from approximately $12.0 million for the comparable period in 2018, primarily driven by a reduction in both marketing related costs and stock compensation expense. The current quarter included restructuring charges of approximately $850,000 in connection with the comprehensive deployment and cost reduction plan announced in May.

Operating loss for the second quarter of 2019 was $12.4 million as compared to an operating loss of $16.2 million in the second quarter of 2018.

Cash and cash equivalents and marketable securities at June 30, 2019 totaled approximately $41.1 million, as compared to approximately $68.6 million at December 31, 2018. Net cash burn for the quarter ended June 30, 2019 was approximately $11.2 million, consistent with the previously stated expectation included in the Company’s May press release announcing the comprehensive redeployment and cost reduction plan. Net cash burn for the quarter ended March 31, 2019 was approximately $16.2 million.

As previously disclosed, beginning with the third quarter of 2019, the Company anticipates that its average quarterly cash burn will be less than $7 million at least through 2020. electroCore anticipates that its cash burn for some quarters may exceed $7 million due to working capital adjustments and one-time payments. Based on its current cash resources, and revenue and expense forecasts, electroCore believes that it will have adequate resources to fund its operations into the beginning of 2021.

Webcast and Conference Call Information

electroCore’s management team will host a conference call today beginning at 4:30 p.m. ET. Investors interested in listening to the conference call, or webcast may do so by dialing 877-407-4018 for domestic callers or 201-689-8471 for international callers, using Conference ID: 13692585, or by connecting to the Web: http://public.viavid.com/index.php?id=135360

A live and archived webcast of the event will be available on the “Investors” section of the Company’s website at: www.electrocore.com.

About electroCore, Inc.

electroCore, Inc. is a commercial stage bioelectronic medicine company dedicated to improving patient outcomes through its platform non-invasive vagus nerve stimulation therapy initially focused on the treatment of multiple conditions in neurology and rheumatology. The company’s current indications are for the preventative treatment of cluster headache and acute treatment of migraine and episodic cluster headache.

For more information, visit www.electrocore.com.

Forward-Looking Statement

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, but are not limited to, statements about electroCore’s business prospects and product development plans, its expected cash burn rates and liquidity outlook, pipeline or potential markets for its technologies, and other statements that are not historical in nature, particularly those that utilize terminology such as “anticipates,” “will,” “expects,” “believes,” “intends,” other words of similar meaning, derivations of such words and the use of future dates. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue electroCore’s business and product development plans, the inherent uncertainties associated with developing new products or technologies, the ability to commercialize gammaCore™, competition in the industry in which electroCore operates and overall market conditions. Any forward-looking statements are made as of the date of this press release, and electroCore assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents that electroCore files with the SEC available at www.sec.gov.

Investors:

Hans Vitzthum

LifeSci Advisors

617-535-7743

hans@lifesciadvisors.com

or

Media Contact:

Sara Zelkovic

LifeSci Public Relations

646-876-4933

sara@lifescipublicrelations.com

electroCore, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Consolidated statements of operations:
Net sales	$622.7	$393.2	$1,032.3	$474.4
Cost of goods sold	254.4	240.5	412.2	289.4

Gross profit	368.3	152.7	620.1	185.0
Operating expenses
Research and development	2,510.4	4,367.1	5,970.3	6,673.4
Selling, general and administrative	9,387.9	12,007.1	20,390.9	18,832.0
Restructuring charges	849.8	—	849.8	—

Total operating expenses	12,748.1	16,374.2	27,211.0	25,505.4

Loss from operations	(12,379.8)	(16,221.5)	(26,590.9)	(25,320.4)
Other expense (income)
Change in fair value of warrant liability	—	(1,625.1)	—	(1,870.9)
Interest and other income, net	279.3	115.3	645.5	224.6
Other	—	(50.8)	(16.7)	(258.9)

Net loss	(12,100.5)	(17,782.1)	(25,962.1)	(27,225.6)
Less Net income (loss) attributable to noncontrolling interest	—	—	—	55.0

Total net loss	$(12,100.5)	$(17,782.1)	$(25,962.1)	$(27,280.6)

Net loss attributable to Electrocore LLC, subsidiaries and affiliate	$—	$(11,619.8)	$—	$(21,118.3)
Net loss attributable to electroCore, Inc., subsidiaries and affiliate	$(12,100.5)	$(6,162.3)	$(25,962.1)	$(6,162.3)
Weighted average shares of common stock outstanding	29,341,574	29,261,942	29,330,442	29,261,942
Net loss per common share, Basic and Diluted	$(0.41)	$(0.21)	$(0.89)	$(0.21)

*

On June 21, 2018, the Company converted from a limited liability company to a corporation and conducted its initial public offering (“IPO”). This conversion changed the relative ownership of the Company, such that retroactive application of the conversion periods prior to IPO for the purposes of calculating earnings (loss) per share would not be meaningful.

electroCore, Inc.

Condensed Consolidated Balance Sheet Information

(in thousands)

	As of June 30, 2019	As of December 31, 2018
	(unaudited)
Cash and cash equivalents	$8,732.0	$7,600.3
Marketable securities	$32,402.2	$60,963.1
Total assets	$50,549.2	$73,504.3
Current liabilities	$7,113.9	$7,073.0
Total liabilities	$8,793.5	$7,318.6
Stockholder’s equity	$41,755.8	$66,185.7